EXHIBIT 99.1

To Our Shareholders

Vornado’s Funds from Operations for the year ended December 31, 2008 was $844.6 million, $5.16 per diluted share, compared to $966.6 million, $5.89 per diluted share, for the year ended December 31, 2007.

Net Income applicable to common shares for the year ended December 31, 2008 was $338.0 million, $2.14 per diluted share, versus $511.7 million, $3.23 per diluted share, for the previous year.

Here are the financial results (presented in EBITDA format) by business segment:

	% of 2008
($ IN MILLIONS, EXCEPT SHARE DATA)	EBITDA	2008	2007	Same Store
EBITDA:
New York Office	31%	586.8	514.2	6.2%
Washington Office	21%	396.6	393.8	4.5%
Total Office	52%	983.4	908.0	5.5%
Retail	18%	333.8	323.3	4.8%
Merchandise Mart	6%	116.4	114.2	(.2%)
Hotel Pennsylvania	2%	42.3	37.9	11.6%
Alexander’s	3%	58.1	64.1
Lexington Realty Trust	1%	26.4	19.2
Toys “R” Us	18%	345.8	302.0
Other		(175.1)	305.9
EBITDA before minority interest and
gains on sale of real estate	100%	1,731.1	2,074.6
Funds from Operations		844.6	966.6
Funds from Operations per share		5.16	5.89

The businesses of Vornado performed well in 2008 (and even performed well in the fourth quarter of 2008, a period which may turn out to be the very eye of the storm(1)). In fact, adjusting for the $481 million swing in Other, 2008 EBITDA would have been $138 million greater than in 2007. We present the detail of Other in Appendix I.

Our core business is concentrated geographically in New York and Washington, DC, is office and retail centric, and represents 80% of our EBITDA.

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(1)	But remember, real estate is a lagger.

This letter and this Annual Report contain forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. The Company’s future results, financial condition and business may differ materially from those expressed in these forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors, see “Forward-Looking Statements” and “Item 1. Business-Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2008, a copy of which accompanies this letter.

We use Funds from Operations Adjusted for Comparability as an earnings metric to allow for apples-to-apples comparison of our business by eliminating certain one-time items. The following chart reconciles Funds from Operations to Funds from Operations Adjusted for Comparability:

($ IN MILLIONS, EXCEPT SHARE DATA)	2008	2007
Funds from Operations, as Reported	844.6	966.6
Adjustments for certain items that affect comparability:
Reversal of deferred income taxes initially recorded in connection with the
H Street acquisition	222.2	-
Americold Realty Trust (including in 2008 112.7 million net gain on sale)	118.8	24.7
Non-cash asset write-downs:
Investment in Lexington Realty Trust	(107.9)	-
Marketable equity securities	(76.4)	-
Real Estate development costs	(177.4)	(10.4)
Derivative positions in marketable equity securities	(33.7)	136.6
Purchase price accounting adjustments (Toys -14.9 and Beverly Connection 4.1)	(10.8)	-
Alexander’s stock appreciation rights	6.6	14.3
MPH mezzanine loan loss reversal (accrual)	10.3	(57.0)
After-tax net gain on sale of residential condominiums	5.4	-
GMH (in 2008, net gain on sale)	2.0	5.8
Net gain on extinguishment of debt, prepayment penalties, write-off of
unamortized financing costs and other	1.2	(13.1)
Minority interests’ share of above adjustments	3.5	(9.0)
Total adjustments	(36.2)	91.9
Funds from Operations, Adjusted for Comparability	880.8	874.7
Funds from Operations, Adjusted for Comparability per share	5.38	5.33

Funds from Operations Adjusted for Comparability increased $.05 per share to $5.38 from $5.33, as detailed below:

($ IN MILLIONS, EXCEPT SHARE DATA)	Amount	Per Share
Operations:
Same Store (Per Share: New York Office .18; Washington, DC Office .10;
Retail .08; Merchandise Mart .00)	64.3	0.36
Non-same store (primarily write-offs of straight-lined rents receivable
and lower fee income)	(30.6)	(0.17)
Acquisitions, net of cost of capital	19.0	0.11
Toys “R” Us	20.0	0.11
Investment Income	(71.2)	(0.40)
Interest Expense	22.0	0.12
Other	(17.6)	(0.10)
Minority Interest	0.2	-
Accretion from decreased shares outstanding	-	0.02
Comparable FFO Increase	6.1	0.05

One-Timers

Here is a schedule of certain one-time items we exclude from Funds from Operations Adjusted for Comparability:

($ IN THOUSANDS)	Total	2008	2007	2006	2005	2004
Securities Investments:
Sears, Sears Canada and
McDonald’s	508,126		131,911	212,864	81,621	81,730
Other marketable securities	(76,352)	(76,352)
Other derivatives	(16,940)	(33,740)	4,700	12,100
Non-cash asset write-downs:
Real estate development costs	(187,800)	(177,400)	(10,400)
MPH mezzanine loan	(46,700)	10,300	(57,000)
Lexington Realty Trust	(107,882)	(107,882)
Alexander’s stock appreciation
rights (SARs)	(62,437)	6,583	14,280	(49,000)	(9,000)	(25,300)
Reversal of H Street deferred taxes	222,200	222,200
Americold Realty Trust	265,800	118,800	24,700	26,300	38,500	57,500
Minority Interest	(55,485)	3,553	(9,352)	(16,368)	(12,655)	(20,663)
Other	17,360	(2,262)	(6,939)	(33,137)	8,021	51,677
	459,890	(36,200)	91,900	152,759	106,487	144,944
Alexander’s SARs	62,437	(6,583)	(14,280)	49,000	9,000	25,300
H Street deferred taxes	(222,200)	(222,200)
One-timers as we look at them	300,127	(264,983)	77,620	201,759	115,487	170,244

One-timers are inevitable, and until this year, they were, by and large, a big plus. But, 2008 was the one-timer year from hell. To present this material as we look at it, I have adjusted the table by eliminating the non-cash accounting effect of Alexander’s SARs and the H Street deferred taxes. Accordingly, please focus on the last line above, which for the five-year period results in a positive $300 million even after 2008.

This year we abandoned the MSG move project, delayed and substantially wrote down the Downtown Crossing project in Boston, and the Harlem Park project, and wrote-down/impaired eight others. (2)

The $108 million write-down of our investment in Lexington deserves explanation. This investment began in 1998 when we acquired, over time with partners, interests in 104 separate net lease limited partnerships. In 2002 these were rolled up into Newkirk MLP, which in 2006 merged with the NYSE-traded Lexington Realty Trust. Our investment in this series of transactions totaled $161 million. Along the way, we received $262 million in cash proceeds from sales, excess financing proceeds, etc. and, in addition, over the years recorded our $237 million share of GAAP income, although we received no additional cash. In essence, we already have a cash profit on this transaction of $101 million (yielding a mid-teens IRR) plus whatever the value of our Newkirk shares (now 8 million Lexington shares) turns out to be. We are playing with house money. We doubled our share count in October 2008 by acquiring an additional 8 million Lexington shares from our former partner at $5.60 per share. Lexington’s shares, which over the last year have traded as high as $17.22, were trading at $5.00 at December 31, 2008, and accordingly we have written them down to market(3).

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(2)

This is performance that we cannot be proud of. But ours is a large business and we pursue money making through multiple acquisitions, transactions, developments, etc., predictably, some of which will be unsuccessful. As my 92-year old father taught me forty years ago, when he was working and I was just starting “…if you don’t have any bad debts, you are not doing enough business…” Most of these write-downs were the result of the current economic crisis, but several were simply mistakes.

(3)	The market price of Lexington shares at March 31, 2009 was $2.38, which may give rise to a $42.3 million further write- down in the first quarter of 2009.

Growth

As is our custom, we present a chart below that traces our ten-year record of growth, both in absolute dollars and per share amounts:

($ IN THOUSANDS, EXCEPT SHARE DATA)
		FFO
	EBITDA	Adjusted for Comparability
	Adjusted for
	Comparability	Amount	Per Share
1999	531,983	259,170	2.78
2000	661,091	306,113	3.17
2001	750,331	360,785	3.62
2002	918,222	443,491	3.94
2003	941,323	488,268	4.19
2004	1,054,197	605,099	4.55
2005	1,160,916	650,732	4.48
2006	1,574,025	705,934	4.53
2007	1,901,520	874,663	5.33
2008	1,981,481	880,784	5.38

Share Performance

Our share price declined 28.4% in 2008 and a further 40.0% in 2009 to date. Mike(4) and I consider our share price over time to be an important report card on our performance and, this year, if we were still school age, we’d be off to detention (along with every other REIT manager). Commercial real estate is a cyclical business, and our stock price fluctuates. With our stock price now at $35.91 a share, the market has reversed almost ten years of shareholder gains.

In contrast to our fluctuating stock price, our income stream, which comes from some 300 buildings and 5,600 tenants, is quite stable. Over the years, our comparable income stream has constantly marched upward and, in fact, has never declined either in total or on a same-store basis.

Below is a table showing our share price over ten years and our comparable FFO per share for the same period. The multiple column is a year-by-year approximation of what investors pay for $1 of our earnings. The 6.7 multiple in 2009 is not a typo; it is a record low and an overshoot.

			Comparable
Year		Share	FFO
Ended		Price	Per Share	Multiple
1999		$32.50	$2.78	11.7
2000		$38.31	$3.17	12.1
2001		$41.60	$3.62	11.5
2002		$37.20	$3.94	9.4
2003		$54.75	$4.19	13.1
2004		$76.13	$4.55	16.7
2005		$83.47	$4.48	18.6
2006		$121.50	$4.53	26.8
2007		$87.95	$5.33	16.5
2008		$60.35	$5.38	11.2
2009	YTD	$35.91		6.7	(1)

(1)	Calculated as if 2009 earnings were $5.38 just as they were in 2008.

Here is a chart showing Vornado’s compound annual return as compared to the RMS(*) Index for various periods ending December 31, 2008 and 2009 year-to-date (past performance is not necessarily indicative of future performance):

			RMS
		Vornado	Index
2009	YTD	(40.0%)	(28.4%)
One-year		(28.4%)	(38.0%)
Three-year		(19.3%)	(29.9%)
Five-year		36.1%	3.4%
Ten-year		202.8%	100.2%
Fifteen-year		699.8%	191.3%
Twenty-year		2,023.4%	NA (*)

(*)	RMS is the Morgan Stanley REIT Index, which was first published fifteen years ago.
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(4)	Michael D. Fascitelli, Vornado’s President and my partner for the past 12 years in running Vornado.

Acquisitions

Our external growth has never been programmed, formulaic or linear, i.e. we do not budget acquisition activity. Each year, we mine our deal flow for opportunities and, as such, our acquisition volume is lumpy. Interestingly, Mike recently observed that over the past 10 years we completed $14.9 billion of acquisitions but sold only $1.2 billion. This is a numerical mismatch, for better or worse, a product of a buy and hold strategy. With 20/20 hindsight, we should have sold everything non-core, but we hesitated as the knife started dropping, and now it’s too late. Here is a ten-year schedule of acquisitions:

	Number of
(COST IN $ IN THOUSANDS)	Transactions	Cost (1)	Square Feet
1999	14	782,600	7,897,000
2000	10	285,800	2,474,000
2001	2	19,200	165,000
2002	6	1,835,400	12,346,000
2003	9	532,980	1,370,000
2004	17	511,800	1,351,100
2005	31	4,683,000	8,780,000
2006	30	2,177,000	5,109,000
2007	38	4,063,600	8,358,000
2008	3	31,500	12,000

(1)   Excludes development capital expenditures and marketable securities.

Lease, Lease, Lease

The mission of our business is to create value for shareholders by growing our asset base through the addition of carefully selected properties and by adding value through intensive and efficient management. As in past years, we are pleased to present leasing and occupancy statistics for our businesses.

		Office			Merchandise Mart
(SQUARE FEET IN THOUSANDS)	Total	New York	Washington	Retail	Office	Showroom
Year Ended
2008
Square feet leased	5,775	1,246	2,152	1,022	493	862
% increase in rent on relet
space, GAAP basis		48.4%	17.7%	18.1%	4.3%	10.2%
Occupancy rate		96.7%	95.0%	92.1%	96.5%	92.2%
Number of transactions		130	238	185	25	272
Square feet expiring		642	1,320	685	237	519

2007
Square feet leased	6,653	1,445	2,512	857	329	1,510
Occupancy rate		97.6%	93.3%	94.2%	96.7%	93.7%

2006
Square feet leased	6,326	1,693	2,164	1,184	178	1,107
Occupancy rate		97.5%	92.2%	92.7%	97.4%	93.6%

State of the Markets

A detailed review of each of our real estate segments for 2008 is in Item 2 of Form 10-K, pages 22-57 and can be accessed on our website at www.vno.com.

2009 is about the Great Recession, declining asset values and stock prices, deleveraging and balance sheet strength. No one anticipated the speed and severity of the economic collapse. Currently, New York Office and Retail are experiencing declining rents and reduced tenant demand. Notwithstanding, we expect mark-to-market of new leases to be better than flat, and we don’t anticipate more than about a two percent loss of occupancy. Merchandise Mart will be weaker than that. The Hotel Pennsylvania will struggle to do half as well as last year. Washington, the beneficiary of an ambitious, new administration, is a more positive story (and perhaps now the strongest real estate market in the country), where we anticipate level occupancies and higher rents. We will struggle to achieve flattish same store in New York Office and in Retail. We are fighting very challenging capital markets, but are able to execute some financings. We have chosen to not yet pursue acquisitions and, for other than a few select assets, will not try to sell into this market.

Vornado has a portfolio of great assets, principally in two great cities. Vornado is one of the largest owners in Manhattan and the largest owner by far in Washington. This diversification benefits us enormously. We benefit from Washington’s stability and measured growth, and the fact that investors always value assets in our nation’s capital at a premium. In most years we benefit from the increasing rents and real estate values in New York, our nation’s financial capital. And, let’s not forget our Manhattan street retail.

* * *

Toys “R” Us reported 2008 results earlier this week. Their Form 10-K is available at their website at toysrusinc.com. In one of the weakest retail holiday seasons on record, Jerry Storch and his team delivered results which exceeded all of our expectations.

Capital Markets

Joe Macnow, Executive Vice President and Chief Financial Officer, and his team have recently completed their regular annual reviews with the three rating agencies (Moody’s, Standard & Poor’s and Fitch). The data used for these reviews is quite extensive, involving balance sheet, debt structure, the income side, as well as strategy. All three rating agencies reaffirmed our BBB+ corporate investment grade rating with a stable outlook.

Vornado’s debt, asset by asset and loan by loan, is detailed in our Supplemental Operating and Financial Data for 2008 on pages 17 and 18 and can be accessed on our website.

At March 31, 2009, our balance sheet has cash of $1.826 billion, restricted cash of $.317 billion and unused bank revolving credit capacity of $1.827 billion. Further augmenting our financial strength, we have 153 unencumbered properties with $471 million of NOI ($604 million on a GAAP basis).

In mid-2007, anticipating that capital markets would tighten, we acted quickly to lay in more dry powder. First to market, Wendy Silverstein, Executive Vice President-Capital Markets, and team arranged a new, fully committed bank revolving credit facility of $1.6 billion, augmenting our then existing $1.0 billion facility. These facilities, which now have four-year and three-year terms remaining, are priced at LIBOR plus 55 bps, and we pay a 15 bp annual fee. We instituted rigorous financial discipline to protect our now difficult to replenish cash, forgoing acquisitions, postponing or eliminating certain capital projects and arranging construction loans to finance others. Since mid-2007, Wendy’s team has completed financings/refinancings of $869 million, realizing net proceeds of $586 million. Committed capital projects will require the expenditure of $397 million to complete, of which $266 million is covered by construction loans arranged in 2008. The capital markets are brutal, but we have been able to get more than our fair share.

Wendy and her team periodically calculate the amount of debt that each asset could carry under current market conditions (sizing). In the aggregate, even at today’s sizing, we expect that the refinancing of our secured debt will be cash positive.

In November 2006 and March 2007, we issued 20-year, put-back convertible debt with strike prices of $153 and $162 per share. It is now obvious that we should have issued equity.

Let’s start a new bank. Think about it. No legacy problems or bad loans. Demand deposits are the lowest cost liabilities around (say, 1%) and spreads are the highest they’ve been in history. Bank margins on incremental dollars invested will be 3-4 times historical levels. My point is two-fold: first, the outsized spread potential on new lending versus the zero earnings on risk free cash has become so compelling that the capital markets will thaw, slowly, but they will thaw, and second, over time spreads will revert to the mean, good for us.

Dividends

As a REIT, we are required by tax treaty to pay out our income (technically to pay out our taxable income) to our shareholders, where it is taxed. We have long followed a policy of paying out an ever increasing dividend which mirrors our FFO growth(5).

Our management and Board, together with most REIT industry participants, consider the dividend to be an almost sacred trust. But capital markets are now frozen, to a degree that none of us has ever seen before, and which might threaten the financial stability of all of Corporate America. In that context, our Board acted to protect our balance sheet (for either defense or offense) by determining to pay the First Quarter 2009 dividend 60% in stock.(6) I must admit I find the process, which under IRS rules requires shareholders to elect to receive stock or cash, cumbersome, but worth it to allow us to retain almost $400 million in 2009.

Many shareholders applauded our action recognizing the benefit to our balance sheet. Some shareholders were critical, believing that a balance sheet “have” such as Vornado should continue to pay our dividend all in cash, come hell or high water. I disagree. This action was taken out of deep respect for the severity of the economic crisis, the frozen capital markets and the uncertainty of the future. Further, the simple fact is shareholders who wish, can sell their dividend shares and be in exactly the same place, by and large. Nor do I agree with those who say we are paying a pro-rata stock dividend where a constant enterprise value is merely represented by more pieces of paper. In our case, the enterprise value is greater by the $400 million retained.

Retail Has a Target on its Back

Remember the 90’s with see-through office buildings in every major city in the country. That market in that time suffered the double whammy of enormous overbuilding (mainly of spec buildings) followed by a recession-induced drop in office demand; retail of all size and type escaped. Well, in this cycle I predict that weak, marginal, poorly tenanted, commodity retail (and there is a lot of that stuff around) has a target on its back.

After 15 years of predicting, the country is finally over-stored with 22 square feet of retail per capita. Most retailers themselves are on shaky financial footing and even worse they suffer from a sameness of product offering, a boredom, if you will. The ever-expanding mass market discounters are dominating conventional retailers, both large and small. Internet shopping is for real and is starting to take real share. And, finally the consumer, having lost enormous wealth in housing and savings, is retrenching. Whoever heard of holiday sales at a great retailer like Neiman Marcus declining 28%?

Really scary is the consolidation of mall anchors. In many malls, in many markets, the loss of an anchor now spells a very long-term empty and a dead mall wing. Who will replace Mervyn’s, etc.? B Malls and C Malls will suffer declining sales, and difficulty replacing failed tenants and refinancing their loans. Ditto for marginal strip shopping centers. Every commercial highway in the country is lined on both sides end to end with too many stores. And, today struggling retailers don’t reorganize- they liquidate, a la Linens ‘n Things, Steve and Barry’s, Circuit City.

I don’t worry at all about Vornado’s retail assets.

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(5)	Our taxable income, however, is an altogether different calculation, which in some years is substantially below our dividend.
(6)	Some companies elected to pay the dividends 90% in stock. We chose 60% in stock to allow shareholders to use the 40% cash portion for tax payments.

Price Does Matter

It sounds trite, but buy low still works. A good friend of mine and Mike’s, who runs a large real estate opportunity fund, years ago made an observation which I still remember. He said they analyzed every deal in every cycle and concluded that everything bought in the first half of a business cycle was profitable to super-profitable, while everything bought in the second half was a struggle or worse. Well, the buying half of the cycle is now on the horizon. But first, we must batten down the hatches and make sure our house is in order and is strong – we’ve already done that. Then, we must determine when systemic risk has passed – not quite yet.

The Great Recession has momentum and has taken an enormous financial toll on our economy and all of us. An enormous adjustment of values has already occurred. The price of everything has been rolled back ten years and price does matter- a lot. I recently was quoted for a remark that I made at an industry conference… “a bottom will not be made until asset values are stupid, stupid, stupid cheap.” This is a necessary, but not a sufficient condition, and I think we are now on the third and last stupid. For example, New York is on sale - commercial rents, residential rents and co-ops are at bargain prices. For example, builders around the country can now deliver for, say, $200,000 a home that would have cost double two years ago, and, with a 4.9% Fannie Mae conforming mortgage, new home construction around America will shortly begin again(7). It sounds like a stretch, but even General Motors when reorganized, will be able to offer lower-cost automobiles, and they will sell. And, for another example, (and pardon the self-serving nature of this comment) blue chip REIT stocks are now on sale.

What Will Be Different When This Is Over

  The severity of this economic crisis will affect behavior for a very long time.

  Government regulation and the rule of markets will force a lower leverage, lower risk business model. Real estate businesses such as ours will require a larger equity base. The corollary of this is that capital “haves” will be advantaged.

  Rebuilding balance sheets by both consumers and businesses is the order of the day. The savings rate will go from minus 2% to perhaps as high as 5-7-10%. This may reduce consumption somewhat, but will generate, say, a trillion dollars per year of incremental capital into the system,(8) a very good thing.

  No new supply of any form of real estate can or will be built for the forseeable future. This will inevitably produce, after the recession’s end, equilibrium in occupancies to be followed by increases in rents. The business cycle lives.

  When the big banks and the big brokerages suffer, so does New York. But the nation needs the capital markets and the business leadership that are New York’s stock and trade, now more than ever. If the nation is to grow and flourish, New York must be the engine of capital formation and ideas. We believe in New York; it is the financial capital of the world.

  Doesn’t a slow growth, low risk environment spell low interest rates? Don’t trillion dollar government expenditures spell inflation? Either will benefit Vornado.

* * *

The decline in our stock price has rendered certain stock options and other equity compensation items essentially worthless. In similar situations, several real estate companies and many, many companies in Corporate America have re-priced options or have simply cancelled them. In the first quarter of 2009, on a completely voluntary basis, with no commitment whatsoever of the Company’s future behavior, our nine senior officers surrendered options granted to them in 2007 and 2008 struck at $103 to $121 and the 2008 OPP plan struck at $104 - $119. This will put 3,974,000 shares back into the option plan. We will recognize a $32.6 million charge in the first quarter of 2009, which is an acceleration of charges that would have been recognized in the future, thereby unburdening future income.

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(7)	The Affordability Index is at a record.
(8)	As I calculate it, each 1% increase in the savings rate generates $120 billion.

We invite shareholders to visit our newest completions:

  The Bergen Town Center on Route 4 in Paramus where Century 21, Target and Whole Foods are already open and which will celebrate its grand opening in August.

  TOPSHOP, the renowned London fashion retailer (think supermodel Kate Moss) whose first U.S. store is now open at 478 Broadway, SoHo.

  The first ever J.C. Penney store in Manhattan, opening in our Manhattan Mall this July.

Also, if you’re in the neighborhood, please do stop by:

  1999 K Street, a wonderful (fully-leased in pre-construction) Helmut Jahn-designed 250,000 square foot glass office building nearing completion in the District of Columbia.

  220 20th Street, in Crystal City, where we skinned an existing office building to its skeleton, adding six skyline-defining stories in a conversion to a 265-unit luxury residential tower.

  Rego Park, at the intersection of the Long Island Expressway and Junction Boulevard, a 600,000 square foot four-level shopping center (an Alexander’s asset), which will feature Century 21, Kohl’s, Home Depot.

  888 Seventh Avenue, a textbook case on upgrading a major New York office building featuring a spectacular, new lobby.

We thank David Greenbaum, Mitchell Schear and Sandeep Mathrani who run our New York Office, Washington Office and Retail businesses for their hard work always and in creating value for us here. And we thank Michelle Felman and Chris Kennedy who so capably run Acquisitions and Merchandise Mart.

2009 and likely 2010 will be very difficult in the property markets. Asset values are deflating, which will cause disruption and losses to the holders of CMBS and whole loans. In the private markets, this is playing out in slow motion. But, it has already played out at warp speed in the public markets. Private market transaction activity, where there is an insurmountable spread between bid and ask, has ground to a complete halt; on the other hand, trading volumes in public real estate equities have tripled. It is likely that the adjustment in REIT stock prices is complete (or has even overshot) while the adjustment in private market prices has barely begun. Just for kicks, we ran a screen showing the share price for 120 or so REITs, where a full half of these companies trade at a single digit – call them hat sizes.

* * *

We are in the income-producing property business. We invest for the long term. We invest in properties which will benefit from ever-rising income streams. So our mission is to generate a constantly rising same-store income stream. We do this by buying under market rents, occasional ground-up development, redevelopment and, importantly, continuously improving our assets. But most importantly, we do it by buying scarce assets which will perform at better than inflation rates. For example, they are not making more real estate on New York’s Park Avenue, Fifth Avenue, Sixth Avenue or Washington’s K Street (whereas more gold comes out of the mines everyday – and gold pays no dividends).

* * *

2008 was a very difficult year indeed for our investors. And 2008 was a very difficult year for our employees, who watched the value of their investment in their own company deteriorate, even while we delivered by many measures (ex one-timers) record results. As is happening across corporate America, we have had layoffs and a salary freeze. Mike and I couldn’t be more proud of our team, their spirit, their talent and all their accomplishments.

Special thanks to our senior management leadership group who, year in and year out, move mountains.

Steven Roth

Chairman and CEO

April 2, 2009

Most years in this letter, I offer to assist shareholders to get tickets to my lovely wife’s (of 40 years) theatrical productions on Broadway. I do the same this year, but I also encourage anyone who needs office space to call either me or Mike directly.

APPENDIX I – DETAIL OF OTHER EBITDA – See Page 2

($ IN THOUSANDS)	2008	2007
555 California Street (70% interest acquired in May 2007)	48,316	34,073
Industrial Warehouses	5,264	4,881
Corporate general and administrative expenses	(77,763)	(76,799)
Investment Income	44,179	104,700
Interest income on mortgages receivable	44,721	65,243
Other investments	6,321	7,322
Non-cash asset write-downs:
Investment in Lexington Realty Trust	(107,882)	-
Marketable equity securities	(76,352)	-
Real estate development costs:
Partially owned entities	(96,037)	-
Wholly owned entities (including costs of acquisitions not
consummated)	(80,852)	(10,375)

MPH mezzanine loan loss reversal (accrual)	10,300	(57,000)
Derivative positions in marketable equity securities	(33,740)	136,594
Alexander’s SARs	6,583	14,280
Americold Realty Trust (sold in March 2008)	129,565	67,661
GMH Communities L.P. (sold in June 2008)	-	22,604
Other, net	2,277	(7,284)
Total	(175,100)	305,900

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Below is a reconciliation of Net Income to EBITDA:

($ IN MILLIONS)	2008	2007	2006	2005	2004	2003	2002	2001	2000	1999
Net Income	395.0	568.9	560.1	539.6	592.9	460.7	232.9	263.7	234.0	202.5
Interest and debt expense	782.4	823.0	692.5	415.8	313.3	296.1	305.9	266.8	260.6	226.3
Depreciation, amortization,
and income taxes	568.1	680.9	530.7	346.2	298.7	281.1	257.7	188.9	167.3	143.5
Cumulative effect of change
in accounting principle	-	-	-	-	-	-	30.1	4.1	-	-
EBITDA	1,745.5	2,072.8	1,783.3	1,301.6	1,204.9	1,037.9	826.6	723.5	661.9	572.3
Gains on sale of real estate	(57.5)	(65.0)	(32.7)	(31.6)	(75.8)	(161.8)	-	(15.5)	(11.0)	-
Minority Interest	43.1	66.8	80.6	133.9	157.2	175.7	137.5	109.9	100.4	55.0
EBITDA before minority interest
and gains on sale of real estate	1,731.1	2,074.6	1,831.2	1,403.9	1,286.3	1,051.8	964.1	817.9	751.3	627.3
Non-comparable items	250.4	(173.1)	(257.2)	(243.0)	(232.1)	(110.5)	(45.9)	(67.6)	(90.2)	(95.3)
EBITDA adjusted for comparability	1,981.5	1,901.5	1,574.0	1,160.9	1,054.2	941.3	918.2	750.3	661.1	532.0

Below is a reconciliation of Net Income to FFO:

($ IN MILLIONS, EXCEPT SHARE AMOUNTS)	2006	2005	2004	2003	2002	2001	2000	1999
Net Income	560.1	539.6	592.9	460.7	232.9	263.7	234.0	202.5
Preferred share dividends	(57.5)	(46.5)	(21.9)	(20.8)	(23.2)	(36.5)	(38.7)	(33.4)
Net Income applicable to common shares	502.6	493.1	571.0	439.9	209.7	227.2	195.3	169.1
Depreciation and amortization of real property	337.7	276.9	228.3	208.6	195.8	119.6	97.8	82.2
Net gains on sale of real estate and insurance settlements	(33.8)	(31.6)	(75.8)	(161.8)	-	(15.5)	(11.0)	-
Cumulative effect of change in accounting principle	-	-	-	-	30.1	4.1	-	-
Partially-owned entity adjustments:
Depreciation and amortization of real property	105.6	42.1	49.4	54.8	51.9	65.6	68.8	57.1
Net gains on sale of real estate	(13.2)	(2.9)	(3.0)	(6.7)	(3.4)	(6.3)	-	-
Income tax effect of adjustments included above	(21.0)	(4.6)	-	-	-	-	-	-
Minority interests’ share of above adjustments	(39.8)	(32.0)	(28.0)	(20.1)	(50.5)	(19.7)	(19.2)	(10.7)
Interest on exchangeable senior debentures	19.9	15.3	-	-	-	-	-	-
Preferred share dividends	0.7	0.9	8.1	3.5	6.2	19.5	21.7	16.3
Funds From Operations	858.7	757.2	750.0	518.2	439.8	394.5	353.4	314.0
Funds From Operations per share	$5.51	$5.21	5.63	$4.44	$3.91	$3.96	$3.65	$3.37

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